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                                                                    EXHIBIT 10.4


                              EMPLOYMENT AGREEMENT
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     This Employment Agreement (the "Agreement") is made and entered into effective as of the 30th day of September, 1997, by and between GeoCities, a California corporation, whose address is 1918 Main Street, 3rd Floor, Santa Monica, California 90405-1030 (the "Company"), and Michael G. Barrett, whose address is 150 Kelbourne Avenue, Sleepy Hollow, New York 10591 ("Employee").

1.  Employment.
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    1.1  The Company hereby agrees to employ Employee, and Employee hereby accepts such employment, on the terms and conditions set forth herein, commencing September 30, 1997 (the "Effective Date"), and continuing through September 30, 1998 (such period, the "Term"), unless terminated earlier as provided in Section 4 below.

2.  Duties of Employee.
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    2.1  Employee shall serve as the Company's Vice President, Advertising
         Sales. In this capacity, Employee shall perform such customary, appropriate and reasonable duties as are usually performed by a Vice President of Advertising Sales, including such duties as may be reasonably delegated to him from time to time by the Board of Directors of the Company (the "Board") and/or the Chief Executive Officer of the Company. Employee shall report directly to the Company's Chief Executive Officer and shall be based at the Company's East Coast advertising office in the greater New York, New York Metropolitan Area. Employee's duties will require him to travel regularly to the Company's headquarters in Los Angeles.

    2.2 Employee agrees to devote Employee's full time, attention, skill and efforts to the performance of his duties for the Company during the Term.

    2.3 This Agreement shall not be interpreted to prohibit Employee from making passive personal investments or managing the business affairs of Employee's family if those activities are not in competition with those of the Company and do not materially interfere with the services required under this Agreement.

3.  Compensation and Other Benefits.
    --------------------------------

    3.1  Base Salary.  During the Term, the Company shall pay to Employee a base
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         salary of Two Hundred Thousand Dollars ($200,000) (the "Base Salary"),
         payable at the rate of Sixteen Thousand Six Hundred Sixty-Six and
         67/100 Dollars ($16,666.67) per month, with payments to be made in accordance with the Company's standard payment policy and subject to such withholding as may be required by law.
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    3.2  Bonus.  During the Term, the Company shall also pay to Employee a cash
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         bonus in an amount equal to Twenty-Five Thousand Dollars ($25,000) (the
         "Annual Bonus"), less withholdings required by law, payable on the last business day of December, March, June and September during the Term. Employee shall not be eligible to receive any unpaid Annual Bonus amount if his employment hereunder is terminated pursuant to either
         Section 4.1 or Section 4.2, or if he voluntarily quits.

    3.3  Commission.  Employee shall also be eligible to receive commissions
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         based on Net Revenues generated by the Company during the Term of
         Employee's employment under this Agreement and actually collected by the Company in the time period described below. As used herein, "Net Revenues" shall mean, subject to the last paragraph of this Section 3.3, the net revenues generated by the Company from all categories of revenue during the Term as set forth on the Company's Statement of Operations, less the sum of all interest income and other income from passive investments, and shall be net of (i) all agency and third-party commissions and (ii) all refunds paid by the Company. Employee shall be entitled to receive:

         (a) a commission equal to One and One-Half Percent (1 1/2%) of Net Revenues generated by the Company between September 30, 1997, and September 30, 1998, up to Ten Million Dollars ($10,000,000) in Net Revenues; provided, that Employee remains employed by the Company during the Term;

         (b) a commission equal to Two Percent (2%) of Net Revenues in excess of Ten Million Dollars ($10,000,000) and up to Twenty Million Dollars ($20,000,000) generated by the Company during the same period; provided, that Employee remains employed by the Company during the Term; and

         (c) a commission equal to Two and One-Half Percent (2 1/2%) of Net Revenues in excess of Twenty Million Dollars ($20,000,000) generated by the Company during the same period; provided, that Employee remains employed by the Company during the Term.

         Commissions under this Section 3.3 shall be payable on the last business day of February, May, August and October 1998. Notwithstanding anything to the contrary that may be contained elsewhere in this Agreement, if Employee, at any time during the Term ceases to be responsible for managing any category or categories of revenue which constitute Net Revenues, then, as of the date on which Employee ceases to be responsible for managing such category or categories, any revenues generated by the Company within such category or categories from such date going forward shall not constitute Net Revenues. Also notwithstanding anything to the contrary that may be contained elsewhere in this Agreement, no commissions shall be payable under this
         Section 3.3 unless and until the Net Revenues which would result in such commissions have been

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         actually collected by the Company. Any revenues which would otherwise qualify as Net Revenues which are not collected within 120 days following September 30, 1998, shall not be considered to be Net Revenues for purposes of this Agreement and no commissions shall be payable with respect to such revenue. Employee shall not be eligible to receive any unpaid commission if his employment hereunder is terminated pursuant to either Section 4.1 or Section 4.3, or if he voluntarily quits.

   3.4   Vacation.  Employee shall be entitled to a maximum of up to fifteen
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         (15) days of paid vacation during each 12-month period during the Term.
         Vacation shall accrue at a rate of 1.25 days per month, up the maximum number of accrued vacation days allowable under the Company's standard policy regarding the accrual of vacation.

   3.5   Other Benefits.  During the Term, Employee shall be entitled to
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         receive all group life, health, medical, dental or disability insurance or other employee, health and welfare benefits made available generally to other officers of the Company, when and as Employee becomes eligible therefor.

   3.6   Business Expenses.  The Company shall promptly reimburse Employee for
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         all reasonable and necessary business expenses incurred by Employee in connection with the business of the Company and the performance of his duties under this Agreement, subject to Employee providing the Company with reasonable documentation thereof.

   3.7   Option Grants.  Employee shall be considered, subject to the sole
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         discretion of the Board, for stock option grants under the Company's stock option plan(s) or any other available equity incentive plan of the Company.

4. Termination.
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   4.1   Termination for Cause.
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         (a)  The Company may terminate Employee's employment with the Company pursuant to this Agreement "for cause" as follows: (1) if Employee is convicted of (A) a felony or (B) other serious crime that causes material harm to the Company; (2) for Employee's gross negligence, or willful misconduct in the performance of his duties for the Company; (3) for Employee's willful dishonesty towards or fraud upon, or deliberate injury or attempted injury to, the Company or (4) for a material breach by Employee of any other agreement between the Company and Employee.

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          (b)  The Company may terminate this Agreement immediately for any of the reasons stated in Section 4.1(a) by giving written notice to Employee without prejudice to any other remedy to which the Company may be entitled. The notice of termination shall specify the grounds for termination. If Employee's employment hereunder is terminated "for cause" pursuant to this Section 4.1., Employee shall be entitled to receive hereunder his accrued but unpaid Base Salary, and reimbursement for any expenses as set forth in
               Section 3.5, through the date of termination only, and shall not be entitled to receive any unpaid commission pursuant to Section
               3.3 or any unpaid portion of the Annual Bonus pursuant to Section
               3.2 or any other amount.

     4.2  Termination Without Cause.  Subject to Section 4.3, the Company may,
          -------------------------
          in its sole discretion, terminate Employee's employment with the Company pursuant to this Agreement for any reason (not including those reasons set forth in Sections 4.1 and 5), or, for no reason (any such termination shall be deemed to be "without cause"), by giving written notice to Employee at least thirty (30) days in advance.

     4.3  Severance Payments and Other Benefits Upon Termination Without Cause.
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          (a)  If the Company (i) terminates employee's employment hereunder without cause or (ii) terminates Employee's employment hereunder at the expiration of the Term, (A) the Company shall pay to Employee a severance payment in an amount equal to six (6) months of his Base Salary, payable in accordance with the Company's standard payment policy, and subject to withholding as may be required by law, and (B) the vesting of Employee's stock options to purchase up to 70, 000 shares of the Company's Stock granted on the date hereof (as adjusted for stock splits and reverse stock splits) (the "70,000 Share Option") shall immediately be accelerated such that Employees shall, in addition to any previously vested option shares thereunder, become vested in the number of option shares thereunder that Employee would have vested in had he remained employed through the next annual vesting date.

          (b) If the Company or any successor in interest to the Company, or assignee of the Company, within twelve (12) months following a Change of Control (as defined below), terminates Employee's employment hereunder without cause (i) the Company or such successor or assignee shall pay to Employee a severance payment in an amount equal to six (6) months of his Base Salary, payable in accordance with the same schedule theretofore followed by the Company, and subject to withholding as may be required by law, and (ii) in addition to any option shares previously vested thereunder (not including pursuant to Section 4.3(a)), the vesting of Employee's 70,000 Share Option shall be accelerated such that Employee shall become immediately vested in (A) the number of option shares thereunder that Employee would have vested in had he remained employed with the Company through the end of the then-current month

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         (assuming monthly vesting of the 70,000 Share Option), plus (B) the number of option shares thereunder that Employee would have vested in had he remained employed with the Company for the immediately succeeding twelve (12) month period (assuming monthly vesting of the 70,000 Share Option).

    4.4  Voluntary Termination by Employee.  Employee shall have the right to
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         voluntarily terminate his employment hereunder upon thirty (30) days advance written notice.

5.  Death or Disability.
    -------------------

    5.1 This Agreement shall terminate automatically upon the Employee's death. If Employee's employment hereunder is terminated pursuant to this
         Section 5.1, the Company shall pay to Employee's estate (i) all accrued and unpaid Base Salary, prorated through the date of the Employee's death and, (ii) all accrued and unpaid commissions pursuant to Section 3.3, prorated through the date of the Employee's death and (iii) Employee's Annual Bonus, prorated through the date of Employee's death. Employee's estate shall also be reimbursed for all business expenses pursuant to Section 3.5 previously incurred by Employee.

    5.2 In the event that Employee, because of an accident, disability or physical or mental illness, is incapable of performing his duties hereunder, the Company shall have the right to terminate Employee's employment hereunder upon thirty (30) days prior written notice to Employee. For purposes of this Section 5.2, Employee shall be deemed to have become incapable of performing his duties hereunder if the Board, in its good faith judgement, shall determine that Employee is, by reason of any medically-diagnosed physical or mental impairment, expected to result in death or to be of continuous duration of not less than six (6) consecutive months, unable to perform his usual duties for the Company. If Employee's employment hereunder is terminated pursuant to this Section 5.2, the Company shall pay to Employee, all accrued and unpaid Base Salary pursuant to Section 3.1 and commissions pursuant to
         Section 3.3, prorated through the date of termination as set forth in the written notice and Employee's Annual Bonus pursuant to Section 3.2, prorated through the date of termination as set forth in the notice. Employee shall also be reimbursed for all business expenses pursuant to
         Section 3.5 previously incurred by Employee.

6.  Assignment.  Employee may not assign this Agreement or any rights or
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obligations hereunder.  The Company may assign this Agreement to any of its subsidiaries or affiliates or in connection with any Change of Control or reincorporation of the Company.

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7.  Miscellaneous.
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    7.1  Entire Agreement.  Agreement supersedes any and all other agreements,
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         either oral or in writing, between the parties hereto with respect to the employment of Employee by the Company, including, without limitation, the offer letter dated August 21, 1997, between the Company and Employee, and constitutes the entire agreement between the Company and the Employee with respect to its subject matter.

    7.2  Amendment.  This Agreement may not be amended, supplemented, modified
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         or extended, except by written agreement which expressly refers to this
         Agreement and which is signed by of the parties hereto.

    7.3  Governing Law.  This Agreement is made in and shall be governed by the
         -------------
         laws of California, without giving effect to its conflicts-of-law principles.

    7.4  Severability.  In the event that any provision of this Agreement is
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         determined to be illegal, invalid or void for any reason, the remaining provisions hereof shall continue in full force and effect.

    7.5  No Restrictions.  Employee represents and warrants to the Company that
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         there is no restriction or limitation, by reason of any agreement or otherwise, upon Employee's right or ability to enter into this Agreement and fulfill his obligations under this Agreement.

    7.6  Notice.  All notices and other communications required or permitted
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         hereunder shall be in writing and shall be mailed by first-class mail, postage prepaid, registered or certified, or delivered either by hand, by messenger or by overnight courier service, and addressed to the receiving party at the respective address set forth in the heading of this Agreement, or at such other address as such party shall have furnished to the other party in accordance with this Section 7.6 prior to the giving of such notice or other communication.

    7.7  Definition.  For purposes of this Agreement, the term "Change of
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Control" shall mean a change in ownership or control of the Company effected through any of the following transactions:

               (i) a merger, consolidation or reorganization approved by the Company's stockholders, unless securities representing more than fifty
                                 ------
         percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company's outstanding voting securities immediately prior to such transaction

               (ii) any stockholder-approved transfer or other disposition of all or substantially all of the Company's assets, or

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               (iii)  the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders which the Board recommends such stockholders accept.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

                                       GEOCITIES



                                    By:___________________________________
                                       David C. Bohnett, President & Chief
                                       Executive Officer


                                       EMPLOYEE:


                                       ___________________________________
                                       Michael G. Barrett

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